Exhibit 99.1

Medifast, Inc. Announces First Quarter 2018 Financial Results

First Quarter Revenue Increased 40% and EPS Increased 98%

Financial Results Exceed Company Guidance Raises Fiscal Year 2018 Outlook

BALTIMORE, May 3, 2018 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven, healthy living products and programs, today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights:

  Medifast revenue of $98.6 million, an increase of 39.6% year-over-year
  Active earning OPTAVIA Coaches of 16,700, an increase of 28.5% year-over-year
  Net income of $12.2 million compared to net income of $6.1 million for the first quarter of 2017
  Earnings per diluted share ("EPS") of $1.01 compared to EPS of $0.51 for the first quarter of 2017

"We are off to a strong start in 2018 driven by our focused, transformational business model that continues to deliver optimal health to our clients through our community of OPTAVIA Coaches," said Dan Chard, Medifast's Chief Executive Officer. "This helped fuel growth and profitability that exceeded our expectations for the first quarter and has led to our raising our annual sales and earnings outlook."

First Quarter 2018 Results

Effective at the beginning of the first quarter ended March 31, 2018, we changed how we report sales going forward to simplify and align with changes in the way we now manage the business, review operating performance, and allocate resources. We previously disclosed entity-wide disclosures for sales by channel for OPTAVIA, Medifast Direct, Franchise Medifast Weight Control Centers and Medifast Wholesale. Due to the interchangeable nature of our customers amongst sale channels, sales migration to OPTAVIA, and realignment of internal operations, we will now be operating and reporting as a single sales channel. This change in our financial reporting structure is a testament to our success in transforming and restructuring the business and reflection of how the business is managed today.

For the first quarter of 2018, revenue increased 39.6% to $98.6 million from revenue of $70.6 million for the first quarter last year. OPTAVIA branded products represented 58% of consumable units sold for the first quarter of 2018 compared to 17% for the first quarter of last year. The total number of active earning OPTAVIA Coaches for the first quarter of 2018 increased to 16,700, compared to 13,000 for the first quarter of 2017. The average revenue per active earning OPTAVIA Coach for the first quarter of 2018 increased 18.3% to $5,278 compared to $4,463 for the first quarter last year.

Gross profit for the first quarter of 2018 increased to $74.8 million from $52.9 million for the first quarter of 2017. The Company's gross profit as a percentage of revenue increased 100 basis points to 75.9% from 74.9% for the first quarter last year. The increase in gross margin percentage was a result of improved inventory management and shipping expenses.

Selling, general and administrative expenses ("SG&A") increased $15.8 million to $60.1 million compared to $44.3 million for the first quarter of 2017, primarily as a result of higher OPTAVIA commission expense as a result of higher sales. SG&A as a percentage of revenue decreased 170 basis points to 61.0% compared to 62.7% in the first quarter last year.

Operating income increased $6.1 million to $14.7 million from $8.6 million for the first quarter of 2017 primarily as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue increased 270 basis points to 14.9% compared to 12.2% in the first quarter of 2017.

The first quarter 2018 effective tax rate was 18.1%, compared to 29.5% for the first quarter of 2017. This decrease was primarily a result of the decrease in the Federal statutory rate pursuant to the Tax Cuts & Jobs Act as well as the discrete accounting for taxes associated with share-based compensation. Excluding the discrete accounting for taxes associated with share-based compensation, the first quarter effective tax rate would have been 23.1%.

Net income for the first quarter of 2018 was $12.2 million, or $1.01 per diluted share, based on approximately 12.1 million shares outstanding. First quarter 2017 net income was $6.1 million, or $0.51 per diluted share based on approximately 12.0 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $113.6 million and working capital of $92.9 million as of March 31, 2018. Cash, cash equivalents, and investment securities increased $10.4 million to $109.2 million as of March 31, 2018 compared to $98.8 million at December 31, 2017. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $5.7 million, or $0.48 per share, during the first quarter of 2018. The Company has approximately 850,000 shares remaining on its repurchase authorization as of March 31, 2018.

Adoption of Accounting Standard Update 2014-09, Revenue from Contracts with Customers ("ASC 606")

In the first quarter of 2018, the Company adopted ASC 606 on a modified retrospective basis. As a result, the Company did not restate financial information for the three months ending March 31, 2017. The results of ASU 606 primarily impact the Company's timing of revenue recognition for product shipments, as product revenue will be recognized upon customer receipt in lieu of at the time of shipment.

The following are the impacts to the financial results for the three months ended March 31, 2018 from the implementation of ASC 606. For the quarter ended March 31, 2018, revenue increased $1.3 million, or 1.4%, which resulted in gross profit increasing $1.1 million, or 1.5%. Reported gross profit as a percentage of revenue increased 10 basis points to 75.9% from 75.8%. Income from operations was positively impacted by $0.5 million, or 3.3%, resulting in increased net income and diluted earnings per share of $0.4 million, or $0.03 per share, respectively.

As of March 31, 2018, working capital decreased $2.1 million and stockholders' equity decreased $1.6 million as a result of the impact ASC 606.

Outlook

The Company expects second quarter revenue to be in the range of $99.0 million to $102.0 million and earnings per diluted share to be in the range of $0.94 to $0.97. The Company is raising its guidance for the full year 2018, expecting revenue of $385 million to $395 million and earnings per diluted share of $3.55 to $3.65. This compares to the Company's previous annual guidance for revenue of $350 million to $360 million and earnings per diluted share of $3.15 to $3.25. The full year 2018 earnings guidance assumes a 21% to 22% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Thursday, May 3, 2018 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through May 17, 2018. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, May 8, 2018, through May 10, 2018. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10119661.

About Medifast®

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven healthy living products and programs. The brand has been recommended by more than 20,000 Doctors since its founding. In 2016, the company announced OPTAVIA®, an exclusive brand and product line sold through its community of independent Coaches who offer support and guidance to their Clients. In partnership with OPTAVIA Coaches, franchise partners, and its Scientific Advisory Board, Medifast offers comprehensive wellness products and programs that focus on creating sustainable change by helping people learn to incorporate healthy habits into their lives. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended March 31,
	2018	2017

Revenue	$98,596	$70,622
Cost of sales	23,788	17,730
Gross profit	74,808	52,892

Selling, general, and administrative	60,125	44,283

Income from operations	14,683	8,609

Other income (expense)
Interest income, net	249	63
Other income (expense)	(1)	39
	248	102

Income from operations before income taxes	14,931	8,711

Provision for income taxes	2,709	2,566

Net income	$12,222	$6,145

Earnings per share - basic	$1.02	$0.52

Earnings per share - diluted	$1.01	$0.51

Weighted average shares outstanding -
Basic	12,030	11,901
Diluted	12,139	12,009

Cash dividends declared per share	$0.48	$0.32

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	March 31,	December 31,
	2018	2017

ASSETS
Current Assets
Cash and cash equivalents	$86,963	$75,077
Accounts receivable-net of doubtful accounts of $98 at March 31, 2018 and
allowance for sales returns and doubtful accounts of $597 at December 31, 2017	1,025	576
Inventory	17,288	19,328
Investment securities	22,278	23,757
Income taxes, prepaid	-	2,272
Prepaid expenses and other current assets	3,577	4,188
Total current assets	131,131	125,198

Property, plant and equipment - net	18,358	18,611
Other assets	1,902	2,120
Deferred tax assets	426	-

TOTAL ASSETS	$151,817	$145,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$38,187	$37,140
Total current liabilities	38,187	37,140

Deferred tax liabilities	-	208
Total liabilities	38,187	37,348

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,139 and 12,103 issued and 12,063 and 11,971 outstanding
at March 31, 2018 and December 31, 2017, respectively	12	12
Additional paid-in capital	6,369	4,967
Accumulated other comprehensive loss	(244)	(160)
Retained earnings	108,243	103,762
Less: Treasury stock at cost, 9 shares at March 31, 2018	(750)	-
Total stockholders' equity	113,630	108,581

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$151,817	$145,929

As required by ASC 606, the impact of the adoption of the new revenue standard on our Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets was as follows (in thousands):

	Three months ended March 31, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change

Revenue	$98,596	$97,254	$1,342
Cost of sales	23,788	23,521	(267)
Gross profit	74,808	73,733	1,075

Selling, general, and administrative	60,125	59,523	(602)

Income from operations	14,683	14,210	473

Other income (expense)
Interest income, net	249	249	-
Other income (expense)	(1)	(1)	-
	248	248	-

Income from operations before income taxes	14,931	14,458	473

Provision for income taxes	2,709	2,608	(101)

Net income	$12,222	$11,850	$372

Earnings per share - basic	$1.02	$0.99	$0.03

Earnings per share - diluted	$1.01	$0.98	$0.03

Weighted average shares outstanding -
Basic	12,030	12,030
Diluted	12,139	12,139

	March 31, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change

ASSETS
Accounts receivable, net	$1,025	$92	$933
Inventory	17,288	16,624	664
Prepaid expenses and other current assets	3,577	3,491	86
Deferred tax assets	426	-	426

LIABILITIES
Accounts payable and accrued expenses	38,187	34,416	3,771
Deferred tax liabilities	-	16	(16)

Stockholders' Equity
Retained earnings	108,243	109,889	(1,646)

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228